Exhibit 99.1

For Information Contact:

Maureen Crystal

Tel: 703.707.6777

E-mail: mcrystal@nciinc.com

NCI, Inc. Reports Third Quarter 2005 Financial Results

•	Revenue: Up 13% to $50.1 million

•	Operating Income: Up 63% to $3.3 million

•	Net Income: Up 70% to $2.7 million

•	Pro Forma Diluted EPS: Up 71% to $0.24 (GAAP Diluted EPS $0.36)

RESTON, Va.— BUSINESS WIRE—November 15, 2005—NCI, Inc. (NASDAQ:NCIT), a provider of information technology services and solutions to U.S. federal government agencies, announced today results for the third quarter of 2005.

Reported Results

For the third quarter of 2005, NCI reported revenues of $50.1 million, up $5.8 million, or an organic growth of 13%, over $44.3 million for the comparable period in 2004. Operating income for third quarter of 2005 was $3.3 million, up $1.3 million, or 63%, compared to $2 million for the third quarter of 2004. Operating margin increased to 6.6%, up from 4.6% in the third quarter of 2004. This 200-basis point increase in operating margin was the result of revenue growth and improvements in operating efficiencies. Net income for the quarter was $2.7 million, up $1.1 million, or 70%, compared to $1.6 million for the third quarter of 2004. NCI reported diluted earnings per share for the third quarter of $0.36 per share, up from $0.22 per share for the third quarter of 2004. On a pro forma basis, giving effect to the revocation of the company’s S corporation filing status and utilizing an effective income tax rate of 39.7% and 40.5%, respectively, net income was $1.7 million for the third quarter of 2005, compared to $1.2 million for the third quarter of 2004, and earnings per share was $0.24 per share, compared to $0.14 per share for the comparable period in 2004.

For the first nine months of 2005, revenues were up 15% to approximately $144 million, over revenues of $125 million in the first nine months of 2004. Operating income for the first nine months of 2005 was $8.9 million, or an operating margin of 6.2%, compared to $5.5 million, or an operating margin of 4.4%, for the first nine months of 2004. Net income for the first nine months was $7.4 million, up $3.2 million, or 75%, compared to $4.2 million for the first nine months of 2004. Diluted earnings per share for the first nine months were $0.97 per share, compared to $0.57 per share for the comparable period in 2004. On a pro forma basis, again, giving effect to the revocation of the company’s S corporation filing status and utilizing an effective income tax rate of 39.7% and 40.5%, respectively, net income was $4.7 million for the first nine months of 2005, compared to $2.6 million for the first nine of 2004, and earnings per share for the first nine months of 2005 was $0.64 per share, compared to $0.37 per share for the comparable period in 2004.

Recent Highlights

Charles K. Narang, NCI’s chairman and CEO, said, “Our solid performance for the quarter resulted from growth across a broad range of NCI’s customers, contracts and service offerings and the significant improvements in our operating efficiencies.

Contract awards and task orders for the third quarter of 2005 included the following:

•	The U.S. Army awarded NCI a five-year $28.9 million contract. This is renewal of work NCI has been performing for the U.S. Army Tank-automotive and Armaments Command (TACOM).

•	NCI was awarded a $10.5 million two-year subcontract to support the Defense Logistics Agency to continue support of a major customer in Battle Creek, Michigan.

•	The U.S. Air Force awarded NCI $5.6 million in task orders through the U.S. Air Force (USAF) Network-Centric Solutions (NETCENTS) contract for information technology services.

•	The Department of Defense Medical Examination Review Board awarded NCI a $5.6 million contract. NCI will serve as the new prime contractor for the activities.

Reported total backlog as of September 30, 2005, was $562 million; funded backlog was $76 million while unfunded backlog was $486 million. Days’ sales outstanding in accounts receivable, or DSOs, for the third quarter of 2005 were 79 days.

Outlook

NCI guidance for the fourth quarter and full year 2005 reflects the continuation of strong underlying trends in the market for high-end IT and network services. This outlook does not reflect the impact of any potential acquisitions. The table below summarizes the guidance ranges for the fourth quarter of 2005 and full year 2005. Earnings per share data are pro forma based on an effective C corporation tax rate of 39.7%, includes accelerated stock-based compensation expense of $0.9 million, but excludes the impact of the net deferred tax assets to be recorded in connection with our conversion to a C corporation.

	4th Quarter 2005	Full Year 2005
Revenue	$46 million - $48 million	$190 million - $192 million
Diluted Earnings Per Share	$0.09 – $0.10	$0.67 – $0.68

Conference Call Information

NCI, Inc.’s executive management will hold a conference call today at 5 p.m. EST, to discuss third quarter 2005 results and answer questions. Interested parties may access the call by dialing (888) 202-2422 (domestic) or (913) 981-5592 (international). The confirmation code for the live call is 4126931. The conference call will be Webcast (listen only) simultaneously via the Internet at www.nciinc.com.

A replay of the call will be available beginning at 9 p.m. today and will remain available for a two-week period. To access the replay, call (888) 203-1112 (domestic) or (719) 457-0820 (international). The confirmation code for the replay is 4126931. A replay webcast will also be available on NCI, Inc.’s website shortly after the conclusion of the call.

About NCI, Inc.:

NCI, Inc., a Delaware holding company, through its subsidiary NCI Information Systems, Inc., is a leading provider of information technology services and solutions to U.S. federal government agencies. As an ISO 9001 certified company, NCI’s award-winning expertise encompasses areas critical to its customers’ mission objectives including enterprise systems management, information assurance, network engineering, and systems development and integration. Headquartered in Reston, Virginia, NCI has approximately 50 locations and over 1,450 employees worldwide. For more information, visit our Web site at www.nciinc.com, or e-mail mcrystal@nciinc.com.

Forward-Looking Statement: Statements and assumptions made in this press release, which do not address historical facts, constitute “forward-looking” statements that NCI believes to be within the definition in the Private Securities Litigation Reform Act of 1995 and involve risks and uncertainties, many of which are outside of our control. Words such as “may,” “will,” “intends,” “should,” “expects,” “plans,” “projects,” “anticipates,” “believes,” “estimates,” “predicts,” “potential,” “continue,” or “opportunity,” or the negative of these terms or words of similar import are intended to identify forward-looking statements.

These forward-looking statements are subject to known and unknown risks and uncertainties, which could cause actual results to differ materially from those anticipated, including, without limitation: adverse changes in U.S. government spending priorities; adverse results of U.S. government audits of our government contracts; additional risks and costs associated with complying with new laws and regulations relating to corporate governance issues; failure to retain existing U.S. government contracts or win new contracts; failure to obtain option awards, task orders or funding under contracts; risk of contract performance or termination; and risks associated with complex U.S. government procurement laws and regulations. These and other risk factors are more fully discussed in the section entitled “Risks Factors” in NCI’s Registration Statement filed on Form S-1, as amended, with the Securities and Exchange Commission.

The forward-looking statements included in this news release are only made as of the date of this news release and NCI undertakes no obligation to publicly update any of the forward-looking statements made herein, whether as a result of new information, subsequent events or circumstances, changes in expectations or otherwise.

NCI, Inc.

Consolidated Statements of Income

(in thousands, except per share data)

(unaudited)

	Three months ended Sept. 30		Nine months ended Sept. 30
	2004	2005	2004	2005
Revenues	$44,261	$50,081	$125,488	$143,956
Operating costs and expenses:
Costs of revenue	37,537	43,038	105,766	122,709
General and administrative expenses	3,938	3,053	11,975	10,292
Depreciation and amortization	435	418	1,321	1,219
Amortization of intangible assets	320	261	936	800

Total operating costs and expenses	42,230	46,770	119,998	135,020
Operating income	2,031	3,311	5,490	8,936
Interest income	8	29	13	55
Interest expense	(365)	(491)	(1,085)	(1,260)

Income before income taxes	1,674	2,849	4,418	7,731
Income taxes	72	129	191	348

Net income	$1,602	$2,720	$4,227	$7,383

Earnings per common and common equivalent share:
Basic:
Weighted average shares outstanding	6,779	6,779	6,779	6,779
Net income per share	$0.24	$0.40	$0.62	$1.09
Diluted:
Weighted average shares and equivalent shares outstanding	7,434	7,641	7,460	7,636
Net income per share	$0.22	$0.36	$0.57	$0.97
Pro forma income tax information: (1)
Income before taxes	$1,674	$2,849	$4,418	$7,731
Pro forma provision for income taxes	(679)	(1,131)	(1,791)	(3,069)

Pro forma net income	$995	$1,718	$2,627	$4,662

Pro forma earnings per common and common equivalent share: (1)
Basic:
Weighted average shares outstanding	6,779	6,779	6,779	6,779
Pro forma net income per share	$0.15	$0.25	$0.39	$0.69
Diluted:
Weighted average shares and equivalent shares outstanding	7,136	7,256	7,137	7,254
Pro forma net income per share	$0.14	$0.24	$0.37	$0.64

(1)	For comparative purposes, we have included a pro forma provision for income taxes assuming we had been taxed as a C corporation in all periods when our S corporation election was in effect.

NCI, Inc.

Consolidated Balance Sheets

(in thousands, except per share data)

	December 31 2004	September 30 2005	Pro Forma September 30 2005 (1)
		(unaudited)	(unaudited)
Assets

Current assets:
Cash and cash equivalents	$40	$13	13,666
Accounts receivable; net	38,458	43,158	43,158
Deferred tax asset	0	0	3,209
Prepaid expenses and other current assets	381	313	313

Total current assets	38,879	43,484	60,346

Property and equipment; net	6,299	6,324	6,324
Other assets	1,093	1,687	1,687
Deferred tax asset; net	0	0	587
Intangible assets; net	2,391	1,591	1,591
Goodwill	15,508	17,427	17,427

Total assets	$64,170	$70,513	$87,962

Liabilities and stockholders’ equity
Current liabilities:
Line of credit	$12,440	$14,771	$—
Accounts payable	7,086	9,932	9,932
Accrued salaries and benefits	8,373	9,511	9,511
Other accrued expenses	3,144	3,801	3,801
Current portion of capital lease obligation	242	266	266
Current portion of notes payable	2,800	17,800	0
Due to employee, current portion	141	0	0

Total current liabilities	34,226	56,081	23,510

Capital lease obligation, less current portion	388	252	251
Long-term notes payable, less current portion	8,633	6,533	0
Deferred rent	4,843	4,659	4,659
Due to employee, less current portion	37	0	0

Total liabilities	48,127	67,525	28,420

NCI, Inc.

Consolidated Balance Sheets - Continued

(in thousands, except per share data)

	December 31 2004	September 30 2005	Pro Forma September 30 2005 (1)
		(unaudited)	(unaudited)
Stockholders’ equity:

Class A common stock, $0.019 par value—37,500,000 shares authorized; 478,946 shares issued and outstanding, actual; 37,500,000 shares authorized and 6,401,446 issued and outstanding, pro forma	9	9	122

Class B common stock, $0.019 par value—12,500,000 shares authorized; 6,300,000 shares issued and outstanding, actual and pro forma	120	120	120
Additional paid-in capital	5,508	5,337	57,983
Deferred compensation	(2,693)	(1,983)	(919)
Retained earnings (deficit)	13,099	(495)	2,236

Total stockholders’ equity	16,043	2,988	59,542

Total liabilities and stockholders’ equity	$64,170	$70,513	$87,962

(1)	The pro forma balance sheet data reflects (a) net proceeds from initial public offering of $52.6 million; (b) repayment of the line of credit and notes payable; (c) accelerated stock-based compensation expense of $1.1 million, and (d) the establishment of estimated net deferred tax assets totaling approximately $3.8 million recorded in connection with our conversion to a C corporation, as if such transactions had occurred as of September 30, 2005.

NCI, Inc.

Statement of Cash Flows

(in thousands, except per share data)

(unaudited)

	Nine months ended September 30,
	2004	2005
Cash flows from operating activities
Net income	$4,227	$7,383
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	2,257	2,019
Loss (gain) on sale and disposal of property and equipment	8	(2)
Non-cash stock compensation expense	644	540
Changes in operating assets and liabilities, net of effect of business combination:
Accounts receivable, net	769	(4,700)
Prepaid expenses and other assets	517	(178)
Accounts payable	1,265	2,846
Accrued expenses/other current liabilities	2,049	1,795
Deferred rent	8	(185)
Cash surrender value of life insurance	(69)	(334)
Due to employee	(98)	(178)

Net cash provided by operating activities	11,577	9,006

Cash flows from investing activities
Purchase of property and equipment	(504)	(1,171)
Proceeds from sale of property and equipment	0	8
Cash paid for purchase of SES	(1,153)	(1,919)

Net cash (used in) provided by investing activities	(1,657)	(3,082)

Cash flows from financing activities
(Payments on) proceeds from line of credit, net	(5,727)	2,332
Proceeds from (payments on) notes payable	0	15,000
(Payments on) proceeds from term loan	(2,100)	(2,100)
Principal payments under capital lease obligation	(128)	(205)
Distributions to stockholders	(3,082)	(20,978)

Net cash (used in) provided by financing activities	(11,037)	(5,951)

Net change in cash and cash equivalents	(1,117)	(27)
Cash and cash equivalents, beginning of year	1,340	40

Cash and cash equivalents, end of year	$223	$13

Supplemental disclosure of cash flow information
Cash paid during the period for:
Interest	$1,134	$1,260

Income taxes	$219	$312

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